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Exhibit 21.1

List of Subsidiaries

        At the time of this offering, the following entities will become subsidiaries of Cloud Peak Energy Inc.:

Name	Jurisdiction of Incorporation or Organization
Antelope Coal LLC	Delaware
Caballo Rojo Holdings LLC	Delaware
Caballo Rojo LLC	Delaware
Cloud Peak Energy Finance Corp.	Delaware
Cloud Peak Energy Resources LLC	Delaware
Cloud Peak Energy Services Company	Delaware
Cordero Mining Holdings LLC	Delaware
Cordero Mining LLC	Delaware
Decker Coal Company	Montana
Kennecott Coal Sales LLC	Oregon
Montana Royalty Company Ltd.	Unincorporated
NERCO Coal LLC	Delaware
NERCO Coal Sales LLC	Tennessee
NERCO LLC	Delaware
Northern Coal Transportation LLC	Oregon
Prospect Land and Development LLC	Oregon
Resource Development LLC	Washington
Sequatchie Valley Coal Corporation	Tennessee
Spring Creek Coal LLC	Delaware
Venture Fuels Partnership	Colorado
Western Minerals LLC	Oregon
Wyoming Quality Healthcare Coalition, LLC	Delaware

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List of Subsidiaries